Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2012 RESULTS
Total Revenues Increased 5.0%
Same Store Sales Increased 1.2%
Diluted Earnings per Share of $0.67
Board Increases Stock Repurchase Authorization by $200 million
______________________________________________
Plano, Texas, October 22, 2012 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2012.
Third Quarter 2012 Results
Total revenues for the quarter ended September 30, 2012, were $739.3 million, an increase of $35.0 million from total revenues of $704.3 million for the same period in the prior year. This 5.0% increase in total revenues was primarily due to growth in the RAC Acceptance segment. For the quarter ended September 30, 2012, the same store sales increase of 1.2% was primarily attributable to growth in the RAC Acceptance segment, partially offset by a decrease in the Core U.S. segment.
Net earnings and net earnings per diluted share for the three months ended September 30, 2012, were $39.9 million and $0.67, respectively, as compared to $31.2 million and $0.52, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the three months ended September 30, 2011, were reduced by $7.6 million, and approximately $0.08 per share, respectively, due to a pre-tax restructuring charge related to store closings, as discussed below.
Net earnings per diluted share for the three months ended September 30, 2012, were $0.67, as compared to adjusted net earnings per diluted share of $0.60, when excluding the pre-tax restructuring charge above, for the three months ended September 30, 2011, an increase of 11.7%. These results include dilution related to the Company's international growth initiatives of approximately $0.10 per share for the three months ended September 30, 2012, and $0.04 per share for the same period in the prior year.
“We are generally pleased with our results in the quarter, as total revenues increased 5% and earnings per diluted share increased approximately 12%,” said Mark E. Speese, the Company's Chairman and Chief Executive Officer. “The RAC Acceptance segment continued to perform commendably, growing revenue over 60% from a year ago to $84 million, with a gross margin of 59.3% and an operating profit of over $7 million and ending the quarter with 882 stores,” Speese continued. “For the first nine months of the year, each of our business segments has grown their revenue and all segments combined grew 8.4% and, with the exception of our international segment, have contributed to our year-to-date earnings per diluted share of $2.28. As such, we remain optimistic in achieving our 2012 total revenue and earnings per diluted share guidance outlined in our 2011 fourth quarter earnings press release,” Speese concluded.

Nine Months Ended September 30, 2012 Results
Total revenues for the nine months ended September 30, 2012, were $2.324 billion, an increase of $179.6 million from total revenues of $2.145 billion for the same period in the prior year. This 8.4% increase in total revenues was primarily due to growth in the RAC Acceptance segment as well as growth in both the Core U.S. and International segments. Same store sales for the nine months ended September 30, 2012, increased 2.8%.
Net earnings and net earnings per diluted share for the nine months ended September 30, 2012, were $136.0 million and $2.28, respectively, as compared to $115.3 million and $1.84, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the nine months ended September 30, 2011, were impacted by the following significant items, as discussed below:

•	A $7.6 million pre-tax restructuring charge, or approximately $0.08 per share, related to store closings;

•	A $4.9 million pre-tax restructuring charge, or approximately $0.05 per share, related to the acquisition of The Rental Store, Inc.;

•	A $7.3 million pre-tax impairment charge, or approximately $0.07 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the settlement of wage and hour claims in California.
Collectively, these items reduced net earnings per diluted share by approximately $0.23 for the nine months ended September 30, 2011.
Net earnings per diluted share for the nine months ended September 30, 2012, were $2.28, as compared to adjusted net earnings per diluted share for the nine months ended September 30, 2011, of $2.07 when excluding the items above, an increase of 10.1%. These results include dilution related to the Company's international growth initiatives of approximately $0.25 per share for the nine months ended September 30, 2012, and $0.08 per share for the same period in the prior year.
The Company also announced today that its Board of Directors has increased the authorization for stock repurchases under the Company's common stock repurchase plan from $800 million to $1 billion. Under the Company's common stock repurchase plan, shares may, from time to time, be repurchased in the open market or in privately negotiated transactions at amounts considered appropriate by the Company. To date, the Company has repurchased a total of 30,189,738 shares for an aggregate purchase price of approximately $745.6 million since the inception of the plan. During the nine months ended September 30, 2012, the Company repurchased 866,985 shares for approximately $30.1 million in cash.
Through the nine months ended September 30, 2012, the Company generated cash flow from operations of approximately $258.7 million, while ending the quarter with approximately $81.8 million of cash on hand. Also, reflecting continued confidence in its strong cash flows by returning cash to stockholders, the Company will pay its tenth consecutive quarterly cash dividend on October 24, 2012.

2012 Guidance
The Company began presenting segmented financial information commencing with its Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, quarterly segmented operating results were initiated with the quarter ended March 31, 2012. The Company is committed to high levels of disclosure and transparency with respect to its operating segments.
In addition, the Company made certain changes to its guidance practices. Beginning with the fourth quarter 2011 earnings press release, the Company began providing annual guidance with quarterly updates on the metrics below. The Company will no longer provide quarterly earnings per share guidance; however, the Company has made available on its web site (investor.rentacenter.com) a range of the percentage contribution to full year diluted earnings per share by quarter based on historical results since 2009. In future years, the Company will provide its initial annual guidance for the following fiscal year with the fourth quarter earnings press release. We believe these changes in guidance practice will allow management to focus on the Company's long-term performance and the execution of our strategic plan as communicated in November 2010.
2012 Guidance

•	7.0% to 8.5% total revenue growth.

◦	Low single digit growth in the Core U.S.

◦	Over $325 million contribution from RAC Acceptance.

•	Approximately 2.0% same store sales growth.

◦	The fourth quarter same store sales growth is expected to be approximately 2.0%.

•	Approximately 175 basis points gross profit margin decrease.

•	Approximately 50 basis points operating profit margin decrease.

•
Diluted earnings per share in the range of $3.05 to $3.15, including approximately $0.30 per share dilution related to our international growth initiatives, which now includes corporate allocations consistent with our segment reporting.

•	Capital expenditures of approximately $105 million.

•	The Company expects to open approximately 35 domestic rent-to-own store locations.

•	The Company expects to open approximately 300 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 40 rent-to-own store locations in Mexico.

•	The Company expects to open 6 rent-to-own store locations in Canada.

•
The 2012 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after October 22, 2012.

2011 Significant Items
Restructuring Charges. As previously reported, the Company recorded a $7.6 million pre-tax restructuring charge during the third quarter of 2011 related to lease terminations, fixed asset disposals and other miscellaneous items in connection with the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, all of which had been operated on a test basis, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at those locations. This pre-tax restructuring charge of $7.6 million reduced net earnings per diluted share by approximately $0.08 in both the three month and nine month periods ended September 30, 2011.
Also previously reported, the Company recorded a $4.9 million pre-tax restructuring charge during the second quarter of 2011 related to post-acquisition lease terminations in connection with the December 2010 acquisition of The Rental Store, Inc. For the nine months ended September 30, 2011, this pre-tax restructuring charge of $4.9 million reduced net earnings per diluted share by approximately $0.05.
Financial Services Charge. As previously reported, the Company recorded a pre-tax impairment charge of $7.3 million during the first quarter of 2011 related primarily to loan write-downs, fixed asset disposals (store reconstruction) and other miscellaneous items in connection with the discontinuation of the financial services business. For the nine months ended September 30, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.07.
Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the nine months ended September 30, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.
- - -

Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 23, 2012, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,100 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 880 RAC Acceptance kiosk locations in the United States and Puerto Rico. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of "ColorTyme." For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's failure to comply with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information security costs; the Company's ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 . You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended September 30,
	2012	2011	2011
	After	Before	After
	Significant Items	Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)	Earnings)
Total Revenues	$739,314	$704,271	$704,271
Operating Profit	68,113	65,382	57,796	(1)
Net Earnings	39,910	36,033	31,224	(1)
Diluted Earnings per Common Share	$0.67	$0.60	$0.52	(1)
Adjusted EBITDA	$88,972	$82,750	$82,750

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$60,184	$56,662	$49,076
Add back:
Restructuring Charge	—	—	7,586
Interest Expense, net	7,929	8,720	8,720
Depreciation of Property Assets	18,412	16,107	16,107
Amortization and Write-down of Intangibles	2,447	1,261	1,261

Adjusted EBITDA	$88,972	$82,750	$82,750

	Nine Months Ended September 30,
	2012	2011	2011
	After	Before	After
	Significant Items	Significant Items	Significant Items
	(GAAP	(Non-GAAP	(GAAP
(In thousands of dollars, except per share data)	Earnings)	Earnings)	Earnings)
Total Revenues	$2,324,266	$2,144,702	$2,144,702
Operating Profit	239,174	234,006	211,367	(1)(2)(3)(4)
Net Earnings	136,033	129,559	115,342	(1)(2)(3)(4)
Diluted Earnings per Common Share	$2.28	$2.07	$1.84	(1)(2)(3)(4)
Adjusted EBITDA	$299,181	$285,195	$285,195

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$214,228	$206,304	$183,665
Add back:
Restructuring Charge	—	—	12,519
Impairment Charge	—	—	7,320
Litigation Expense	—	—	2,800
Interest Expense, net	24,946	27,702	27,702
Depreciation of Property Assets	54,744	47,938	47,938
Amortization and Write-down of Intangibles	5,263	3,251	3,251

Adjusted EBITDA	$299,181	$285,195	$285,195
(1) Includes the effects of a $7.6 million pre-tax restructuring charge in the third quarter of 2011 related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at these locations. The charge reduced net earnings per diluted share by approximately $0.08 for both the three and nine month periods ended September 30, 2011.
(2) Includes the effects of a $4.9 million pre-tax restructuring charge in the second quarter of 2011 for lease terminations related to The Rental Store acquisition. The charge reduced net earnings per diluted share by approximately $0.05 for the nine month period ended September 30, 2011.

(3) Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.07 for the nine month period ended September 30, 2011.
(4) Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the settlement of wage and hour claims in California. The charge reduced net earnings per diluted share by approximately $0.03 for the nine month period ended September 30, 2011.

SELECTED BALANCE SHEET HIGHLIGHTS

	September 30,
(In thousands of dollars)	2012	2011
Cash and Cash Equivalents	$81,800	$76,025
Receivables, net	44,284	43,441
Prepaid Expenses and Other Assets	71,914	65,366
Rental Merchandise, net
On Rent	733,724	689,975
Held for Rent	214,158	187,342
Total Assets	$2,799,915	$2,666,517

Senior Debt	$293,300	$388,340
Senior Notes	300,000	300,000
Total Liabilities	1,339,117	1,347,147
Stockholders' Equity	$1,460,798	$1,319,370

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(In thousands, except per share data)	Unaudited		Unaudited
Revenues
Store
Rentals and fees	$652,059	$622,474	$1,989,027	$1,850,698
Merchandise sales	58,854	52,802	242,335	203,041
Installment sales	15,560	16,348	49,225	49,606
Other	2,811	4,147	12,280	13,629
Franchise
Merchandise sales	8,697	7,250	27,332	23,921
Royalty income and fees	1,333	1,250	4,067	3,807
	739,314	704,271	2,324,266	2,144,702
Cost of revenues
Store
Cost of rentals and fees	158,805	142,796	481,954	417,740
Cost of merchandise sold	47,497	43,170	192,038	151,259
Cost of installment sales	5,376	5,655	17,402	17,601
Franchise cost of merchandise sold	8,295	6,926	26,141	22,875
	219,973	198,547	717,535	609,475
Gross profit	519,341	505,724	1,606,731	1,535,227
Operating expenses
Salaries and other expenses	412,567	405,633	1,255,405	1,197,922
General and administrative expenses	36,214	33,448	106,889	100,048
Amortization and write-down of intangibles	2,447	1,261	5,263	3,251
Restructuring charge	—	7,586	—	12,519
Impairment charge	—	—	—	7,320
Litigation expense	—	—	—	2,800
	451,228	447,928	1,367,557	1,323,860
Operating profit	68,113	57,796	239,174	211,367
Interest expense	8,096	8,811	25,416	28,184
Interest income	(167)	(91)	(470)	(482)
Earnings before income taxes	60,184	49,076	214,228	183,665
Income tax expense	20,274	17,852	78,195	68,323
NET EARNINGS	$39,910	$31,224	$136,033	$115,342

Basic weighted average shares	58,882	60,030	59,098	61,944

Basic earnings per common share	$0.68	$0.52	$2.30	$1.86

Diluted weighted average shares	59,312	60,504	59,609	62,648

Diluted earnings per common share	$0.67	$0.52	$2.28	$1.84

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS

(In thousands of dollars)	Three Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$634,575	$83,838	$10,871	$10,030	$739,314
Gross profit	460,353	49,737	7,516	1,735	519,341
Operating profit	69,544	7,259	(9,046)	356	68,113
Depreciation of property assets	15,981	936	1,475	20	18,412
Amortization and write-down of intangibles	583	897	967	—	2,447
Capital expenditures	22,056	1,191	1,536	—	24,783

(In thousands of dollars)	Three Months Ended September 30, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$639,806	$51,310	$4,655	$8,500	$704,271
Gross profit	470,185	30,717	3,248	1,574	505,724
Operating profit	63,590	(3,356)	(3,342)	904	57,796
Depreciation of property assets	14,890	595	595	27	16,107
Amortization and write-down of intangibles	365	896	—	—	1,261
Capital expenditures	28,901	1,643	2,219	—	32,763

(In thousands of dollars)	Nine Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$2,016,761	$248,626	$27,480	$31,399	$2,324,266
Gross profit	1,444,824	137,524	19,125	5,258	1,606,731
Operating profit	244,215	17,024	(23,617)	1,552	239,174
Depreciation of property assets	47,689	2,620	4,366	69	54,744
Amortization and write-down of intangibles	1,606	2,690	967	—	5,263
Capital expenditures	59,089	3,582	10,432	—	73,103
Rental merchandise, net
On rent	534,812	184,372	14,540	—	733,724
Held for rent	204,235	3,099	6,824	—	214,158
Total assets	2,464,875	265,496	67,907	1,637	2,799,915

(In thousands of dollars)	Nine Months Ended September 30, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Revenue	$1,973,465	$130,615	$12,894	$27,728	$2,144,702
Gross profit	1,443,518	77,761	9,095	4,853	1,535,227
Operating profit	228,206	(11,482)	(7,721)	2,364	211,367
Depreciation of property assets	44,942	1,520	1,370	106	47,938
Amortization and write-down of intangibles	565	2,686	—	—	3,251
Capital expenditures	77,168	4,362	10,449	—	91,979
Rental merchandise, net
On rent	565,186	118,995	5,794	—	689,975
Held for rent	181,592	1,846	3,904	—	187,342
Total assets	2,437,063	197,485	29,196	2,773	2,666,517

	Three Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,973	811	99	219	4,102
New location openings	11	100	16	5	132
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	2	29	1	—	32
Sold or closed with no surviving location	1	—	—	4	5
Locations at end of period	2,983	882	114	220	4,199
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9

	Three Months Ended September 30, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,989	611	33	210	3,843
New location openings	16	120	11	5	152
Acquired locations remaining open	5	2	—	—	7
Closed locations
Merged with existing locations	16	3	—	—	19
Sold or closed with no surviving location	36	9	—	2	47
Locations at end of period	2,958	721	44	213	3,936
Acquired locations closed and accounts merged with existing locations	23	—	—	—	23

	Nine Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	23	222	36	11	292
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	31	76	1	—	108
Sold or closed with no surviving location	5	14	1	7	27
Locations at end of period	2,983	882	114	220	4,199
Acquired locations closed and accounts merged with existing locations	15	—	—	—	15

	Nine Months Ended September 30, 2011
	Core U.S.	RAC Acceptance	International	ColorTyme	Total
Locations at beginning of period	2,985	384	23	209	3,601
New location openings	31	359	21	8	419
Acquired locations remaining open	5	5	—	2	12
Closed locations
Merged with existing locations	24	9	—	6	39
Sold or closed with no surviving location	39	18	—	—	57
Locations at end of period	2,958	721	44	213	3,936
Acquired locations closed and accounts merged with existing locations	29	—	—	—	29